The South Financial Group

401(k) Plan

To:	All Participants, Alternate Payees and Beneficiaries

From:	Retirement Plan Administrative Committee

Date:	August 25, 2010

Re:	The South Financial Group Unitized Stock Fund Blackout Period

This notice is from The South Financial Group, Inc. (“TSFG”) to inform you that TSFG currently anticipates that, subject to approval by our shareholders at a meeting scheduled to be held on  September 28, 2010, TSFG will be merging with an affiliate of The Toronto-Dominion Bank (“TD”).

Because the TSFG 401(k) Plan (the “Plan”) holds shares of TSFG common stock that must be exchanged for shares of TD common stock and/or cash in connection with the merger (the “Exchange”), access to the amounts held in your TSFG Unitized Stock Account (TSFGU) and the successor TD Unitized Stock Account (TDBU) under the Plan must be suspended for a limited period (called a “blackout period”) to permit the Exchange to be completed.  This notice includes important information about the blackout period.  We encourage you to review carefully this notice and consider how the blackout period may affect your retirement planning, as well as your overall financial plans.

IMPORTANT DATES & TIMES FOR BLACKOUT PERIOD

1.   September 21, 2010 at 4:00pm ET
All applications for loans or withdrawals must be received by American Pensions.  Applications received after this time will be queued for processing after the end of the blackout period.

2.   September 24, 2010 at 4:00pm ET
Last day and time on which you may submit investment changes with respect to investments into or out of TSFGU or TDBU prior to the expiration of the blackout on October 4, 2010 at 4:00pm ET.  (Note that any normally occurring contributions to the plan will be allocated according to allocations on file at this time, except for TSFGU, which may be allocated either to TSFGU or TDBU depending on the timing of the contribution.)

3.   October 4, 2010 at 4:00pm ET
Expected end of the blackout period.  At this time, your account will be available for all permitted transactions.

We have the right to extend the blackout period if additional time is needed to complete the Exchange.  We can also end the blackout period earlier if the conditions applicable to the merger are not satisfied or if the exchange is completed more quickly than we anticipate.  We will notify you if we extend or shorten the blackout period.  You can also determine whether the blackout period has ended or been extended by calling 1-888-321-4015 (toll free) or login to your account online at www.TSFG401kAdvantage.com.

This notice is provided in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which generally require that we furnish you with notice at least 30 days before the beginning of the blackout period.

Limitations During the Blackout Period – During the blackout period, you will be unable to:

1.	Obtain a loan.

2.	Make a withdrawal or distribution.

3.	Engage in transactions involving your TSFGU or TDBU account balances (i.e., transfers into or out of, or changing allocation percentages to/from these accounts).

Investment Elections in TSFGU and TDBU – During the blackout period, you will be unable to make investment changes with respect to the amounts held in your TSFGU or TDBU accounts.  It is important that you carefully review and consider the appropriateness of your current investment elections before the blackout period begins, since you will not be able to transfer amounts into or out of these accounts during the blackout period.

Any cash that you receive in connection with the merger in respect of your TSFG common stock will be allocated to the Company Stock Fund during the blackout period.  Following the blackout period, the amounts held in the Company Stock Fund may be reallocated by you among the investment funds in the Plan.

In addition, you should be aware that there is a risk to holding a substantial portion of your assets in a non-diversified investment, such as the common stock of a single company.  This would include an investment in TSFGU or TDBU.  Non-diversified investments are generally more volatile than diversified investments, such as mutual funds which invest in a number of securities.  Since you will be unable to change the investment of the amounts invested in your TSFGU or TDBU accounts during the blackout period, you should consider whether diversification is appropriate and make any necessary changes before the blackout period begins.

At the end of the blackout period, any portion of your plan contributions that had been previously allocated to TSFGU will be allocated to TDBU. Once the blackout period ends, you will be entitled to direct the investment of any cash or stock received by the Plan and allocated to your accounts at your discretion to the investment options available under the Plan.

Additional Information about the Merger with TD - You should soon receive information about the Exchange and your election options.  If you have not received this information by September 3, 2010, please contact Jill Wolfe at The South Financial Group, Inc, 104 South Main Street, Greenville, SC 29601 or call 1-877-724-9610 to obtain a copy of this information.  Specific questions related to special meeting dates and proxy materials should be directed to the Investor Relations department.

If you have any questions about this notice or your rights during the blackout period, please contact American Pensions
 at 1-888-321-4015